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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cosi, Inc.

Boston, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 26, 2015, relating to the consolidated financial statements of Cosi, Inc., which is incorporated by reference in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Boston, Massachusetts

May 12, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.